Exhibit 10.35
December 28, 2005
Dr. Frank H. Levinson
Chairman of the Board and
Chief Technical Officer
Finisar Corporation
1389 Moffett Park Drive
Sunnyvale, CA 94089

Re: Change in Status
Dear Frank:
     You have advised Finisar’s Board of Directors (the “Board”) of your desire to reduce the level of your involvement with the Company in order to pursue other interests, including a new business venture. This letter will confirm our understanding regarding the change in your status with Finisar.
     1.     Resignation. You hereby resign from the following positions effective January 2, 2006 (the “Effective Date”): (a) Chief Technical Officer of the Company; (b) employee of the Company; and (c) any positions that you currently hold as a director or officer of any of the Company’s subsidiaries.
     2.     Continued Board Service. You will remain a member of the Board, although you hereby resign as Chairman of the Board effective as of the Effective Date. You will retain the title Chairman Emeritus. You will be entitled to receive compensation for your service as a director following the Effective Date in accordance with the Company’s policy for the compensation of non-employee directors, as such policy may be revised from time to time.
     3.     Consulting Services. Following the Effective Date, you will provide consulting services to senior management of the Company, subject to the following terms:
            (a) You will report to the Chief Executive Officer of the Company or his designee, and will provide such consulting services as are reasonably requested in areas related to the Company’s technology and strategic direction and such other matters as you and he may agree from time to time. Preparation for and attendance at meetings of the Board or its committees and performance of your other duties as a member of the Board or its committees shall not be deemed consulting services.
            (b) You will make yourself available to provide consulting services, on a part-time basis, for up to an average of 20 hours per month. The Company shall make reasonable efforts to schedule the performance of your services in such a manner as to not interfere with your other business activities and commitments.
        (c) Either party shall have the right to terminate your consulting services at any time upon 30 days written notice.
        (d) As compensation for your consulting services, and for holding yourself available to perform such services, the Company shall pay you a consulting fee at the rate of $60,000 per annum, payable monthly. Fees for any partial period shall be pro-rated. In addition, so long as you are performing consulting services for the Company, it will reimburse you for the premiums for continued group medical and dental insurance coverage that you elect to obtain under COBRA and, if you are still providing such services to the Company following the expiration of your eligibility under COBRA, for the cost of alternate, comparable health and dental insurance that you elect to obtain. The Company will also reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your consulting services hereunder.
4.     Stock Options.          You currently hold outstanding options to purchase up to an aggregate of 1,600,000 shares of Finisar Common Stock, of which options to purchase 760,000 shares are vested as of the Effective Date (the “Vested Options”) and options to purchase 840,000 shares are unvested (the “Unvested Options”). The Vested Options shall remain in effect during your continued performance of services for the Company as a director and/or consultant, subject to the terms and conditions of the 1999 Stock Option Plan and your applicable option agreements. Your options will cease to vest as of the Effective Date, and your Unvested Options will terminate. Your applicable option agreements are hereby amended to reflect the provisions of this paragraph.
5.     Confidentiality and Finisar Intellectual Property.          You agree that you will continue to be bound by and comply with the terms of any confidentiality/assignment of invention agreements currently in effect between you and the Company, and that such agreements will apply to your consulting services for the Company. You specifically acknowledge that you will not make use of any proprietary intellectual property or confidential information of the Company in connection with your pursuit of your new business venture or any other business activities except pursuant to the terms of a written agreement with the Company authorizing such use. Should you desire to use any proprietary intellectual property or confidential information of the Company in connection with your other business activities, the Company will enter into good faith negotiations with you or your new company regarding an appropriate license or other arrangement.
6.     Entire Agreement.          You understand and acknowledge that you shall not be entitled to any payments or other benefits related to the change in your status with the Company other than those expressly set forth in this letter, and you further acknowledge that you have been paid all wages that you earned during your employment with the Company. This letter agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, with the exception of the agreements described in paragraph 5 and the applicable stock option agreements between the parties (as modified by paragraph 4). This Agreement may not be modified or amended except by a document signed by you and by an authorized officer of the Company.
     If the foregoing accurately reflects our understanding, please sign a copy of the letter in the space indicated below and return it to me.
     On behalf of the Board, we extend our thanks for all that you have done for Finisar over your many years of service and wish you success in your new endeavors. We also look forward to your continuing contributions as an active member of the Board.

Yours very truly,
/s/ Stephen K. Workman
Senior Vice President, Finance, and CFO

AGREED TO AND ACCEPTED: Dated: December 28, 2005
/s/ Frank H. Levinson
Frank H. Levinson

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